UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): March 28, 2011
The Goodyear Tire & Rubber Company
(Exact name of registrant as specified in its charter)

Ohio	1-1927	34-0253240

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio	44316-0001

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 330-796-2121
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.
     On March 31, 2011, The Goodyear Tire & Rubber Company (the “Company”) issued shares of its Mandatory Convertible Preferred Stock (as defined below). So long as any of the Mandatory Convertible Preferred Stock is outstanding, no dividend, except a dividend payable in shares of the common stock, without par value, of the Company (the “Common Stock”), or other shares ranking junior to the Mandatory Convertible Preferred Stock, may be paid or declared or any distribution be made on shares of the Common Stock unless all accrued and unpaid dividends on the then outstanding Mandatory Convertible Preferred Stock payable on all dividend payment dates occurring on or prior to the date of such action have been declared and paid or funds sufficient therefor set apart. The Mandatory Convertible Preferred Stock ranks senior to the Common Stock with respect to distribution rights in the event of any liquidation, winding-up or dissolution of the Company.
Item 5.03 Amendments to Articles of Incorporation or Bylaws.
     On March 30, 2011, the Company filed with the Secretary of State of the State of Ohio a Certificate of Amendment (the “Certificate of Amendment”) to the Company’s Amended Articles of Incorporation, as amended (the “Amended Articles of Incorporation”). The Certificate of Amendment, which was effective on the date it was filed, designated 10,000,000 shares of the Company’s preferred stock, without par value, as “5.875% Mandatory Convertible Preferred Stock” (the “Mandatory Convertible Preferred Stock”).
     Quarterly dividends on each share of the Mandatory Convertible Preferred Stock will accrue at a rate of 5.875% per year on the initial liquidation preference of $50.00 per share. Dividends will accrue and accumulate from the date of issuance and, to the extent that the Company is legally permitted to pay a dividend and the Company’s board of directors declares a dividend payable, the Company will pay dividends in cash on January 1, April 1, July 1 and October 1 of each year, commencing on July 1, 2011 and ending on April 1, 2014. Each share of the Mandatory Convertible Preferred Stock has a liquidation preference of $50.00, plus an amount equal to the sum of all accrued and unpaid dividends.
     Unless converted earlier, each share of the Mandatory Convertible Preferred Stock will automatically convert on April 1, 2014 into between 2.7454 and 3.4317 shares of Common Stock, depending on the market value of the Common Stock on that date, subject to customary anti-dilution adjustments. At any time prior to April 1, 2014, holders may elect to convert shares of the Mandatory Convertible Preferred Stock at the minimum conversion rate of 2.7454 shares of Common Stock, subject to customary anti-dilution adjustments. If certain fundamental changes involving the Company occur, holders of the Mandatory Convertible Preferred Stock may convert their shares into a number of shares of Common Stock at the fundamental change conversion rate described in the Certificate of Amendment. If the Company at any time has not paid the equivalent of six full quarterly dividends on the Mandatory Convertible Preferred Stock, the Company may, at its option, cause all, but not less than all, outstanding shares of the Mandatory Convertible Preferred Stock to be automatically converted into a number of shares of the Common Stock based on the fundamental change conversion rate.

Upon conversion, the Company will pay converting holders all accrued and unpaid dividends, whether or not previously declared, on the converted shares and, in the case of a conversion upon a fundamental change or a conversion following nonpayment of dividends, the present value of the remaining dividend payments on the converted shares. Except as required by law or as specifically set forth in the Amended Articles of Incorporation, the holders of the Mandatory Convertible Preferred Stock will have no voting rights. The Company has applied to list the Mandatory Convertible Preferred Stock on the New York Stock Exchange under the symbol “GTPrA.”
     A copy of the Certificate of Amendment is attached hereto as Exhibit 3.1. This description of the Certificate of Amendment and the Mandatory Convertible Preferred Stock is qualified in its entirety by reference to such exhibit and to the Amended Articles of Incorporation.
Item 8.01 Other Events.
     On March 28, 2011, the Company entered into an underwriting agreement with Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”), for the issuance and sale of 8,700,000 shares of the Mandatory Convertible Preferred Stock at a public offering price of $50.00 per share (the “Initial Shares”). Under the Underwriting Agreement, the underwriters had an option to purchase an additional 1,300,000 shares of Mandatory Convertible Preferred Stock (the “Option Shares”) within 30 days of the date of the Underwriting Agreement. On March 30, 2011, the underwriters exercised their option to purchase the Option Shares in full. The Initial Shares and the Option Shares were delivered against payment therefor on March 31, 2011. On March 31, 2011, the Company issued a press release announcing the exercise by the underwriters of their option to purchase the Option Shares and the closing of the offering. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
A list of exhibits filed herewith is contained in the exhibit index following the signature page hereto and is incorporated by reference herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY
Dated: March 31, 2011	By:	/s/ David L. Bialosky
David L. Bialosky
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
1.1*	Underwriting Agreement, dated as of March 28, 2011, among Goldman, Sachs & Co. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, and the Company

3.1	Certificate of Amendment to Amended Articles of Incorporation relating to the 5.875% Mandatory Convertible Preferred Stock (incorporated by reference from Exhibit 3.3 to the Company’s Form 8-A filed on March 31, 2011)

3.2	Form of 5.875% Mandatory Convertible Preferred Stock Certificate (included as Exhibit A to Exhibit 3.1)

5.1*	Opinion of David L. Bialosky, Esq.

23.1*	Consent of David L. Bialosky, Esq. (included in Exhibit 5.1)

99.1*	News Release, dated March 31, 2011

*	Filed herewith.

6